   COOPERATIVE BANKSHARES, INC. REPORTS 26% INCREASE IN FIRST QUARTER EARNINGS

For Immediate Release:

Wilmington, NC May 20, 2009--Cooperative Bankshares, Inc. (NASDAQ: "COOP") (the "Company"), the parent company of Cooperative Bank (the "Bank"), reported net income for the quarter ended March 31, 2009 of $949,000, or $0.14 per diluted share, an increase of 26.2% over the same quarter last year. Net income for the quarter ended March 31, 2008 was $752,000, or $0.11 per diluted share. The increase in net income during the first quarter of 2009 compared to the prior year period was mainly due to a tax benefit recognized as a result of a decrease to the valuation allowance on the Company's net deferred tax asset and a reduction of compensation and fringe benefits, partially offset by a reduction in net interest income and an increase in the provision for loan losses. The Company reported a tax benefit of $1.6 million on an operating loss of $642,000 for the quarter ended March 31, 2009 compared to a tax expense of $359,000 on an operating profit of $1.1 million for the quarter ended March 31, 2008. Net deferred tax asset before any valuation allowance decreased from $13.8 million at December 31, 2008 to $12.8 million at March 31, 2009, primarily as a result of a decrease to the allowance for loan losses during this period due to net charge offs exceeding the provision for loan losses. The Company recorded a tax benefit of $1.0 million due to a reduction of the valuation allowance on the decreased balance of the net deferred tax asset. The Company was also able to record a tax benefit on its operating loss for the first quarter of 2009. Compensation and fringe benefits decreased to $1.7 million during the first quarter of 2009 compared to $3.3 million for the same period a year earlier. Most of this decrease is related to the $1.1 million reversal of the EITF 06-4 accrual as a result of the Company's decision, with agreement from the directors and applicable executive officers, to surrender select bank-owned life insurance policies during the first quarter of 2009 as disclosed in the Company's Annual Report on Form 10-K for the year ended December 31, 2008. The remainder of the decrease in compensation and fringe benefits is related to salary and benefit reductions implemented in the fourth quarter of 2008 or in the first quarter of 2009. Net interest income for the quarter ended March 31, 2009 was $4.8 million compared to $6.3 million for the quarter ended March 31, 2008. The decrease in net interest income for the three months ended March 31, 2009 from the prior year period was primarily caused by a reduction in the interest rate spread of 62 basis points. This decrease is primarily attributable to action taken by the Federal Reserve to reduce interest rates by 400 basis points during 2008, which had a corresponding effect on market rates of interest, and an increase in non-accrual loans at March 31, 2009, which accounted for a 27 basis point decrease in the interest rate spread during the quarter ended March 31, 2009. As a result of these rate reductions, the Bank's loan portfolio has repriced faster than deposits, causing a decline in net interest income. The provision for loan losses increased to $2.0 million for the quarter ended March 31, 2009 compared to $855,000 for the quarter ended March 31, 2008. The increase in the provision for loan losses during the first quarter of 2009 was primarily the result of an increase in valuation allowances for the recorded investment in nonperforming loans compounded by the decline of real estate collateral values as a result of the deterioration of the economy. At March 31, 2009 and 2008, the recorded investment in nonperforming loans was $84.0 million and $8.8 million, respectively, with corresponding valuation allowances of $8.8 million and $706,000, respectively. The provision for loan losses was also affected by a decrease in the allowance allocated to the remainder of the portfolio, primarily due to a decrease in loans during the quarter ended March 31, 2009. "The decline in real estate values and the economic environment continues to be a challenge, but we are beginning to see the benefits in several of the changes that we have implemented, including cost cutting measures and working with our troubled assets," said Todd L. Sammons, the Company's Chief Financial Officer and Interim President and Chief Executive Officer.

Total assets increased to $967.3 million at March 31, 2009 compared to $951.0 million at December 31, 2008. Asset growth was primarily the result of an increase in cash and cash equivalents from the payoff of loans held for investment, the sales of loans held for sale, the surrender of select bank-owned life insurance policies, and an increase in deposits. Cash and cash equivalents increased to $63.7 million at March 31, 2009 compared to $7.9 million at December 31, 2008, representing an improvement in the Bank's liquidity position. Loans decreased to $842.9 million at March 31, 2009 compared to $871.2 million at December 31, 2008. For the three-month period ended March 31, 2009, the bulk of the decrease in the loan portfolio occurred in one-to-four family loans, which decreased $17.1 million (3.4%), and construction and land development loans, which decreased $5.4 million (3.5%).

The Bank halted or slowed the origination of loans held for investment beginning in the last quarter of 2008 to comply with the previously announced regulatory directives and to improve its capital ratios. Deposits at March 31, 2009 increased $72.3 million for the quarter, partially offset by a reduction in borrowings of $56.1 million. The increase in deposits is primarily the result of growth in internet deposits which grew by $97.6 million during the first quarter of 2009. Due to the current economic environment, the Company's nonperforming assets, which consist of loans ninety days or more delinquent, non-accrual loans, troubled-debt restructurings, nonperforming investments, and foreclosed real estate owned, increased to $99.2 million at March 31, 2009 compared to $91.6 million at December 31, 2008. All foreclosed real estate owned has been appraised and is recorded at the estimated fair value of the property less estimated costs to sell. At March 31, 2009, stockholders' equity was $20.5 million, or $3.11 per share, and represented 2.12% of assets, compared to $19.6 million, or $2.97 per share, representing 2.06% of assets at December 31, 2008. In order to achieve compliance with its regulatory directives, among other things, the Company and the Bank must hire a new chief executive officer and must either raise capital, sell assets, or both. The Company is actively engaged in a national search for a new chief executive officer, has interviewed numerous candidates and, subject to the approval of its regulators, intends to appoint a new chief executive officer as soon as possible. Additionally, as previously reported, the Company is undertaking certain actions designed to improve its capital position and has engaged financial advisors to assist with this effort and to evaluate the Company's strategic options, including a possible sale or merger of the Company and/or possible sale of certain of the Bank's assets. As of the date of this press release, the Company believes that it needs to raise a minimum of $30.0 million of additional capital, assuming no change in risk-weighted assets or its capital position, in order to be capitalized at the levels required by the regulatory directives. To date, the Company has neither raised any additional capital nor agreed to a sale of the Company, the Bank, or any Bank assets (other than Bank loans) and no assurances can be made as to when or whether such capital will be raised or whether the Company will be successful in negotiating a sale of the Company or any of its assets.

Chartered in 1898, Cooperative Bank provides a full range of financial services through twenty-two offices in North Carolina and three offices in South Carolina. The Bank's subsidiary, Lumina Mortgage, Inc., is a mortgage banking firm, originating and selling residential mortgage loans through three offices in North Carolina.

Statements in this news release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which contain words such as "expects," "intends," "believes" or words of similar import, are subject to numerous risks and uncertainties disclosed from time to time in documents the Company files with the SEC, which could cause actual results to differ materially from the results currently anticipated. Undue reliance should not be placed on such forward-looking statements.

The Company has filed a Form 8-K with the SEC containing additional financial information regarding the three-month period ended March 31, 2009.

Contact: Todd L. Sammons, CPA, Chief Financial Officer and Interim President and Chief Executive Officer, 910-343-0181



             COOPERATIVE BANKSHARES, INC.
                    201 MARKET ST.                                             UNAUDITED SELECTED FINANCIAL DATA
                 WILMINGTON, NC 28401                                                NASDAQ SYMBOL: COOP

        (In thousands, except per share data)
------------------------------------------------------------------------------------------------------------------------------------
BALANCES AS OF:                                              03/31/09        12/31/08        09/30/08       06/30/08       03/31/08
------------------------------------------------------------------------------------------------------------------------------------
ASSETS                                                     $  967,257      $  950,954      $  982,379     $  973,681     $  958,195
STOCKHOLDERS'  EQUITY                                          20,486          19,574          55,174         63,607         64,842
DEPOSITS                                                      767,818         695,562         709,469        731,583        728,639
BOOK VALUE (6,589 SHARES as of 3/31/09)                          3.11            2.97            8.37           9.66           9.85

NON-PERFORMING ASSETS:
  ACCRUING LOANS 90 DAYS PAST DUE                              12,197           4,276           1,481          4,025          5,316
  NON-ACCRUAL LOANS                                            71,666          76,213          21,130          9,708          3,462
  OTHER TROUBLED DEBT RESTRUCTURINGS                              140              --             812             --             --
  NON-PERFORMING INVESTMENTS                                       --              --             783             --             --
  FORECLOSED REO                                               15,199          11,104           6,672          4,357          4,549
                                                       -----------------------------------------------------------------------------
    TOTAL NON-PERFORMING ASSETS                            $   99,202      $   91,593      $   30,878     $   18,090     $   13,327
                                                       =============================================================================

------------------------------------------------------------------------------------------------------------------------------------
FOR THE QUARTER ENDED:                                       03/31/09        12/31/08        09/30/08       06/30/08       03/31/08
------------------------------------------------------------------------------------------------------------------------------------
NET INTEREST MARGIN                                              2.03%           2.29%           2.74%          2.71%          2.83%
  (net interest income/average interest-earning assets)

EARNING ASSETS/LIABILITIES                                      105.3%          106.5%          108.3%         108.3%         108.6%

STOCKHOLDERS' EQUITY/ASSETS                                      2.12%           2.06%           5.62%          6.53%          6.77%

------------------------------------------------------------------------------------------------------------------------------------

NET INCOME (LOSS)                                          $      949      $  (36,015)     $   (8,940)    $     (350)    $      752
                                                       =============================================================================

NET INCOME (LOSS)  PER DILUTED SHARE                       $     0.14      $    (5.47)     $    (1.36)    $    (0.05)    $     0.11
                                                       =============================================================================
DILUTED WEIGHTED AVERAGE
  NUMBER OF SHARES                                              6,589           6,589           6,589          6,585          6,610
                                                       =============================================================================

ALLOWANCE FOR LOAN LOSSES
    PROVISION                                              $    1,991      $   28,672      $    4,150     $    2,470     $      855
    CHARGE OFFS                                                 8,739           7,427             609            434            226
    RECOVERIES                                                     11               1              11              3              8
                                                       -----------------------------------------------------------------------------
    BALANCE                                                $   29,525      $   36,262      $   15,016     $   11,464     $    9,425
                                                       =============================================================================